Exhibit 10.14

UAW RETIREE SETTLEMENT AGREEMENT

This settlement agreement, dated as indicated below (together with the Exhibits hereto, the “Settlement Agreement”), is between New CarCo Acquisition LLC (“Newco”), by and through its attorneys, and the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (“UAW”), by and through its attorneys. The UAW also enters into this Settlement Agreement as the authorized representative, as defined in Section 1114(c)(1) of Title 11 of the United States Code (the “Bankruptcy Code”), of those persons receiving retiree benefits, as defined in Section 1114(a) of the Bankruptcy Code, pursuant to collectively bargained plans, programs and/or agreements between Newco and the UAW and who are members of the Class or the Covered Group, as those terms are defined herein. Collectively, the UAW, Newco, the Class, and the Covered Group are referred to as the “Parties.”

This Settlement Agreement shall cover and has application to:

(i) the Class;

(ii) the Covered Group;

(iii) the UAW;

(iv) Newco; and

(v) the Newco Plan.

Chrysler, LLC (“Chrysler”) agreed to provide certain retiree medical benefits specified in the Memorandum of Understanding Post-Retirement Medical Care, dated October 12, 2007, between Chrysler and the UAW and in the Memorandum of Understanding Post-Retirement Medical Care, dated April 29, 2009, between Chrysler and the UAW (together, the “MOUs”).

Chrysler and the UAW, along with respective class representatives of the plaintiff class members in the case of UAW v. Chrysler, LLC, Civ. Act. No. 2:07-cv-14310 (E.D. Mich. complaint filed October 11, 2007) (the “English Case”), entered into a settlement agreement that was approved by the Court on July 31, 2008 (the “Chrysler Retiree Settlement”), which provides for Chrysler to make certain deposits and remittances to the UAW Retiree Medical Benefits Trust for the provision of retiree medical benefits.

Subsequent to entering into the MOUs and the Chrysler Retiree Settlement, Chrysler filed a bankruptcy action known as In Re: Chrysler LLC, et al., Case No. 09-B-50002-ajg (S.D.N.Y, bankruptcy petition filed April 30, 2009) pursuant to which Newco purchased certain assets of Chrysler. The UAW asserts, and Newco denies, that Newco is bound by the MOUs as a successor to Chrysler and is, therefore, responsible for providing the retiree medical benefits contemplated in the MOUs and the Chrysler Retiree Settlement. After due consideration of the factual and legal arguments regarding this issue, as well as the costs, risks, and delays associated with litigating the issue, Newco and the UAW have agreed to enter into this Settlement

Agreement, which will be presented to the Bankruptcy Court for approval after notice is provided to affected parties.

This Settlement Agreement recognizes and approves on the basis set forth herein: (i) the adoption of the Newco Plan as set forth in Exhibit F to this Settlement Agreement; (ii) the amendment of the terms of the Newco Plan, as set forth in Exhibit G to this Settlement Agreement; (iii) the amendment of the Newco Plan to terminate coverage for and exclude from coverage the Class and the Covered Group; (iv) the amendment of the New VEBA as set forth in Exhibit D to this Settlement Agreement; (v) the division of the Existing Internal VEBA into the UAW Related Account and Non-UAW Related Account and the transfer of the UAW Related Account to the New VEBA; (vi) the termination of participation by the Class and the Covered Group under the Existing Internal VEBA; (vii) that all claims for Retiree Medical Benefits incurred on or after the Implementation Date by the Class and the Covered Group, including but not limited to COBRA continuation coverage where such election is or had been made on or after retirement and any coverage provided on a self-paid basis in retirement, shall be solely the responsibility and liability of the New Plan and the New VEBA; (viii) the Committee’s designation under the New Plan and New VEBA as named fiduciary and administrator of the New Plan; (ix) that the New Plan shall replace the Amended Plan regarding the provision of Retiree Medical Benefits to the Class and the Covered Group; (x) that the New VEBA shall receive certain payments as described herein from the Existing Internal VEBA and Newco; (xi) that Newco’s obligation to pay into the New VEBA is fixed and capped as described herein; and (xii) that the New VEBA shall serve as the exclusive funding mechanism for the New Plan.

1.	Definitions

Adjustment Event. The term “Adjustment Event” is defined in Section 10.A of this Settlement Agreement.

Administrative Changes. The term “Administrative Changes” shall mean those plan design changes set forth in Annex 2 to Exhibit F to this Settlement Agreement.

Admissions. The term “Admissions” shall mean any statement, whether written or oral, any act or conduct, or any failure to act, that could be used (whether pursuant to Rules 801(d)(2) or 804(b)(3) of the Federal Rules of Evidence, a similar rule or standard under other applicable law, the doctrines of waiver or estoppel, other rule, law, doctrine or practice, or otherwise) as evidence in a proceeding of proof of agreement with another party’s position or proof of adoption of, or acquiescence to, a position that is contrary to the interest of the party making such statement, taking such action, or failing to act.

Affiliate. The term “Affiliate” shall mean, with respect to any specified person, any other person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such specified person.

Affordability Test. A Class Member who is a retiree or surviving spouse shall be deemed to meet the “Affordability Test” and be considered a Protected Retiree if, based on the calculations and qualifications set forth in Section F.(i) of Exhibit F to this Settlement Agreement, such person is (a) entitled to an annual pension benefit income under the Pension

Plan of $8,000 or less, and (b) receives a pension under the Pension Plan calculated based on a monthly Basic Pension Rate (as established in Appendix B of the Pension Plan as applicable) of $33.33 or less per year of credited service, or, in the case of a surviving spouse, a Basic Pension Rate reduced as set forth in Section 9 of the Pension Plan.

Amended Plan. The term “Amended Plan” shall mean the Newco Plan as amended in accordance with Exhibit G to this Settlement Agreement.

Approval Order or Judgment. The terms “Approval Order” or “Judgment” shall mean an order obtained from the Bankruptcy Court approving and incorporating this Settlement Agreement in all respects, as set forth in Section 24 of this Settlement Agreement.

Bankruptcy Court. The term “Bankruptcy Court” shall mean the United States Bankruptcy Court for the Southern District of New York or such other United States federal court of competent jurisdiction with respect to In Re Chrysler LLC, et al., Case No. 09-B-50002-ajg (S.D.N.Y. bankruptcy petition filed April 30, 2009).

Benefits. The term “Benefits” shall have the meaning given to such term in the Trust Agreement.

Call Option Agreement. The term “Call Option Agreement” shall mean the Call Option Agreement substantially in the form which is set forth in Exhibit B to this Settlement Agreement.

Catastrophic Plan. The term “Catastrophic Plan” shall mean the health care plan for catastrophic health care expenses described in Annex 1 to Exhibit F to this Settlement Agreement and in Section B of Exhibit F to this Settlement Agreement.

Chrysler. The term “Chrysler” is defined in the third paragraph of this Settlement Agreement.

Chrysler Asset Management Guidelines. The term “Chrysler Asset Management Guidelines” shall mean Chrysler’s asset management guidelines, copies of which have been provided to the UAW, as the same may be amended from time to time by Newco (which shall notify the UAW and the Committee about any such intended amendments in a timely manner).

Chrysler Plan. The term “Chrysler Plan” shall mean the 2007 Chrysler-UAW Health Care Program as set forth in Exhibit B of the 2007 and prior Chrysler-UAW National Agreements, as applicable to those Newco-UAW Represented Employees who had attained seniority prior to September 14, 2007.

Chrysler Retiree Settlement. The term “Chrysler Retiree Settlement” is defined in the fourth paragraph of this Settlement Agreement.

Chrysler-UAW National Agreements. The term “Chrysler-UAW National Agreements” shall mean the agreement(s) negotiated on a multi-facility basis and entered into between Chrysler and the UAW covering Chrysler employees represented by the UAW. The current Chrysler-UAW National Agreement is dated October 29, 2007. All references to the Chrysler-

UAW National Agreement shall be deemed to include the following agreements as the same may be amended, supplemented, or restated: (i) the Production, Maintenance and Parts National Agreement, (ii) the Engineering Office & Clerical National Agreement, (iii) the Toledo Assembly Plant/Jeep Unit, Local 12 Agreement, (iv) Daimler Chrysler Financial Services North America, LLC (Farmington) and (v) Daimler Chrysler Financial Services North America, LLC (Detroit).

Class or Class Members. The term “Class” or “Class Members” shall mean all persons who are:

(i) Newco-UAW Represented Employees who, as of October 29, 2007, were retired from Chrysler with eligibility for Retiree Medical Benefits under the Chrysler Plan, and their eligible spouses, surviving spouses and dependents;

(ii) surviving spouses and dependents of any Newco-UAW Represented Employees who attained seniority and died on or prior to October 29, 2007 under circumstances where such employee’s surviving spouse and/or dependents are eligible to receive Retiree Medical Benefits from Chrysler and/or the Chrysler Plan;

(iii) former Newco-UAW Represented Employees or UAW-represented employees who, as of October 29, 2007, were retired from any previously sold, closed, divested or spun-off Chrysler business unit with eligibility to receive Retiree Medical Benefits from Chrysler and/or the Chrysler Plan by virtue of any agreement(s) between Chrysler and the UAW, and their eligible spouses, surviving spouses, and dependents; and

(iv) surviving spouses and dependents of any former Chrysler-UAW Represented Employee or UAW-represented employee of a previously sold, closed, divested or spun-off Chrysler business unit, who attained seniority and died on or prior to October 29, 2007 under circumstances where such employee’s surviving spouse and/or dependents are eligible to receive Retiree Medical Benefits from Chrysler and/or the Chrysler Plan.

Class A Membership Interests. The term “Class A Membership Interests” shall have the meaning given to such term in the Newco LLC Agreement.

Class Counsel. The term “Class Counsel” shall mean the firm of Stember, Feinstein, Doyle & Payne, LLC and counsel with whom they associate, or a successor.

Closing Date. The term “Closing Date” shall have the meaning given to the term in the Master Transaction Agreement, dated as of April 30, 2008, among Fiat, S.p.A., Newco and Chrysler, and the other sellers identified therein.

Code. The term “Code” shall mean the Internal Revenue Code of 1986, as amended.

Co-insurance. The term “co-insurance” shall mean an amount that an enrollee is required to pay to a provider for a covered service or supply when such amount is calculated as a percentage of the covered expense for the service or supply.

Co-payment. The term “co-payment” shall mean a fixed-dollar amount that an enrollee is required to pay to a provider for a covered service or supply at the time the service or supply is provided.

Committee. The term “Committee” shall mean the governing body set forth in Section 4.A of this Settlement Agreement that acts on behalf of the EBA and serves as the named fiduciary and administrator of the New Plan, as those terms are defined in ERISA and that is so described in the Trust Agreement.

Contributions. The term “Contributions” is defined in Section A.(ii)(b) of Exhibit F to this Settlement Agreement.

Court. The term “Court” shall mean the United States District Court for the Eastern District of Michigan.

Covered Group. The term “Covered Group” shall mean:

(i) all Newco Active Employees who had attained seniority as of September 14, 2007, and who retire after October 29, 2007 under the Chrysler-UAW National Agreements, or any other agreement(s) between Chrysler and the UAW or Newco and the UAW, and who upon retirement are eligible for Retiree Medical Benefits under the Chrysler Plan or the New Plan, as applicable, and their eligible spouses, surviving spouses and dependents;

(ii) all former Newco-UAW Represented Employees and all UAW-represented employees who, as of October 29, 2007, remained employed in a previously sold, closed, divested, or spun-off Chrysler business unit, and upon retirement are eligible for Retiree Medical Benefits from Chrysler and/or the Chrysler Plan or the New Plan by virtue of any other agreement(s) between Chrysler and the UAW or Newco and the UAW, and their eligible spouses, surviving spouses and dependents; and

(iii) all eligible surviving spouses and dependents of Newco Active Employees, or of former Newco-UAW Represented Employees or UAW-represented employees identified in (ii) above, who attained seniority on or prior to September 14, 2007 and die after October 29, 2007 but prior to retirement under circumstances where such employee’s surviving spouse and/or dependents are eligible for Retiree Medical Benefits from Chrysler and/or the Chrysler Plan or the New Plan, as applicable.

Determination Materials. The term “Determination Materials” is defined in Section 10.B of this Settlement Agreement.

Dispute Party. The term “Dispute Party” is defined in Section 23.B(i) of this Settlement Agreement.

DOL. The term “DOL” shall mean the United States Department of Labor.

Due Date. The term “Due Date” is defined in Section D.(iii) of Exhibit F to this Settlement Agreement.

ED Drugs. The term “ED Drugs” shall mean Viagra, Levitra, Cialis and other drugs prescribed for treatment of erectile dysfunction.

Employees Beneficiary Association or EBA. The term “Employees Beneficiary Association” or “EBA” shall mean the employee organization, within the meaning of section 3(4) of ERISA, that is organized for the purpose of establishing and maintaining the New Plan, with a membership consisting of the individuals who are members of the Class and the Covered Group, and on behalf of which the Committee acts.

English Case. The term “English Case” is defined in the fourth paragraph of this Settlement Agreement.

Equity Subscription Agreement. The term “Equity Subscription Agreement” shall mean the Equity Subscription Agreement substantially in the form which is set forth in Exhibit C4 to this Settlement Agreement.

ERISA. The term “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Existing Internal VEBA. The term “Existing Internal VEBA” shall mean the Chrysler VEBA Trust between Chrysler and State Street Bank and Trust Company, which will be maintained by Newco from the Closing Date.

Fiat. The term “Fiat” shall mean [Fiat Newco] [i.e., the Fiat entity signing the Shareholders Agreement].

Final Due Date. The term “Final Due Date” is defined in Section D.(ii) of Exhibit F to this Settlement Agreement.

Final Effective Date. The term “Final Effective Date” shall mean the date of the Closing Date.

General Retirees. The term “General Retirees” shall mean retirees or surviving spouses in the Class or the Covered Group who (i) do not meet the Affordability Test and (ii) are enrolled in, and continue to meet all eligibility requirements for, the Amended Plan.

Implementation Date. The term “Implementation Date” shall mean the later of January 1, 2010 or the Final Effective Date.

Indemnification Liabilities. The term “Indemnification Liabilities” is defined in Section 20 of this Settlement Agreement.

Indemnified Party. The term “Indemnified Party” is defined in Section 20 of this Settlement Agreement.

Indemnity Expenses. The term “Indemnity Expenses” is defined in Section 20 of this Settlement Agreement.

Indenture. The term “Indenture” shall mean the Indenture, substantially in the form which is set forth in Exhibit A to this Settlement Agreement.

Independent Attestation. The term “Independent Attestation” shall mean an agreed-upon procedures engagement performed for Newco, the UAW and the Committee by a nationally recognized independent registered public accounting firm selected by Newco and conducted in accordance with the attestation standards of the Public Company Accounting Oversight Board, the subject matter of which would be (i) in the case of an Adjustment Event under Section 10.A(i) of this Settlement Agreement, whether the balance of the Existing Internal VEBA and/or specified assets therein have been valued in accordance with the Chrysler Asset Management Guidelines; or (ii) in the case of an Adjustment Event under Section 10.A(ii) or 10.A(iii) of this Settlement Agreement, whether specified assets of the Existing Internal VEBA have been valued in accordance with the Chrysler Asset Management Guidelines. The agreed-upon procedures shall be mutually agreed among the accounting firm, Newco and the Committee in connection with any such engagement.

Independent Audit. The term “Independent Audit” shall mean an audit of the consolidated financial statements of Chrysler or Newco, as applicable, performed in accordance with the standards of the Public Company Accounting Oversight Board by the independent registered public accounting firm that has been designated by Chrysler or Newco, whichever the case may be based on the context used herein.

Indexed Amounts. The term “Indexed Amounts” is defined in Section A.(ii)(i) of Exhibit F to this Settlement Agreement.

Initial Accounting Period. The term “Initial Accounting Period” shall mean the period before the date that Newco determines that its obligations, if any, with respect to the New Plan made available to the Class and the Covered Group are subject to settlement accounting as contemplated by paragraphs 90-95 of FASB Statement No. 106, as amended, or its functional equivalent.

Initial Effective Date. The term “Initial Effective Date” shall mean the date the Bankruptcy Court issues the Approval Order.

Initial Plan Amendment Date. The term “Initial Plan Amendment Date” shall mean the later of July 1, 2009 and the date the Bankruptcy Court issues the Approval Order.

Interest. The term “Interest” shall mean, an interest rate of nine percent (9%) per annum computed on the basis of a 360-day year consisting of twelve 30-day months and the number of days elapsed in any partial month, credited and compounded annually, unless otherwise specified in this Settlement Agreement.

Joint Insurance Committee. The term “Joint Insurance Committee” shall mean the Committee identified in Exhibit B, Article I, Section 4 of the Newco Plan.

MOU. The term “MOU” shall mean the Memorandum of Understanding Post-Retirement Medical Care, dated October 12, 2007, between Chrysler and the UAW, as well as the Memorandum of Understanding Post-Retirement Medical Care, dated April 29, 2009, between Chrysler and the UAW, whichever the case may be based on the context used herein.

National Institute for Health Care Reform or Institute. The term “National Institute for Health Care Reform” or “Institute” is defined in Section 28 of this Settlement Agreement.

New Plan. The term “New Plan” shall mean the new retiree welfare benefit plan that is the subject of this Settlement Agreement, and that is funded in part by the Newco Separate Retiree Account, which New Plan shall provide Retiree Medical Benefits to the Class and the Covered Group.

New VEBA. The term “New VEBA” shall mean the UAW Retiree Medical Benefits Trust that was established pursuant to the Chrysler Retiree Settlement and is further described in Section 4 of this Settlement Agreement.

Newco. The term “Newco” is defined in the first paragraph of this Settlement Agreement.

Newco Active Employees. The term “Newco Active Employees” shall mean those employees of Newco or, for periods prior to April 30, 2009, Chrysler who, as of September 14, 2007 or any date thereafter, are covered by the 2007 Chrysler-UAW National Agreement or are covered by any subsequent Newco-UAW National Agreements. For purposes of this definition, “active employee” shall include employees on vacation, layoff, protected status, medical or other leave of absence, and any other employees who have not broken seniority as of September 14, 2007.

Newco Equity. The term “Newco Equity” shall mean that number of Class A Membership Interests to be issued to the New VEBA pursuant to the terms and conditions of the Equity Subscription Agreement.

Newco LLC Agreement. The term “Newco LLC Agreement” shall mean the Amended and Restated Limited Liability Company Operating Agreement substantially in the form which is set forth in Exhibit C3 to this Settlement Agreement.

Newco LLC Interests. The term “Newco LLC Interests” shall mean the outstanding common limited liability company interests of Newco.

Newco Note. The term “Newco Note” shall mean the $4,587 million aggregate principal amount Note Due 2023 issued under the Indenture, a form of which is attached as Exhibit A to the Indenture.

Newco Plan. The term “Newco Plan” shall mean the plan set forth in Exhibit F to this Settlement Agreement.

Newco Separate Retiree Account. The term “Newco Separate Retiree Account” shall have the meaning given to the term in the Trust Agreement.

Newco-UAW Represented Employees. The term “Newco-UAW Represented Employees” shall mean those individuals represented by the UAW in their employment with Newco, including employees of Chrysler for periods prior to April 30, 2009 who were represented by the UAW in their employment with Chrysler.

Non-Participating Retirees. The term “Non-Participating Retirees” shall mean retirees or surviving spouses in the Class or the Covered Group who do not meet the Affordability Test and who (i) enroll in the Catastrophic Plan or (ii) default into the Catastrophic Plan by failing to pay the monthly Contributions by the Final Due Date as required under the Amended Plan.

Non-UAW Related Account. The term “Non-UAW Related Account” is defined in Section 6.A of this Settlement Agreement.

Parties. The term “Parties” is defined in the first paragraph of this Settlement Agreement.

Pension Plan. The term “Pension Plan” shall mean the Newco-UAW Pension Agreement or the Newco Financial-UAW Pension Agreements.

Plan Administrator. The term “Plan Administrator” shall mean the entity defined as such in the Newco Plan.

Protected Retirees. The term “Protected Retirees” shall mean retirees or surviving spouses in the Class or the Covered Group who meet the Affordability Test.

Registration Rights Agreement. The term “Registration Rights Agreement” shall mean the Registration Rights Agreement substantially in the form which is set forth in Exhibit C1 to this Settlement Agreement.

Relevant Newco Equity Agreements. The term “Relevant Newco Equity Agreements” means, collectively, the Equity Subscription Agreement and the Shareholders Agreement.

Relevant New VEBA Equity Agreements. The term “Relevant New VEBA Equity Agreements” means, collectively, the Call Option Agreement, the Equity Subscription Agreement, the Newco LLC Agreement and the Shareholders Agreement.

Retiree Medical Benefits. The term “Retiree Medical Benefits” shall mean all post retirement medical benefits, including but not limited to hospital surgical medical, prescription drug, hearing aid and the $76.20 Special Benefit related to Medicare Part B Benefit, if applicable.

SEC. The term “SEC” shall mean the U.S. Securities and Exchange Commission.

Settlement Actions. The term “Settlement Actions” is defined in Section 26.A of this Settlement Agreement.

Settlement Agreement. The term “Settlement Agreement” is defined in the first paragraph of this Settlement Agreement.

Shareholders Agreement. The term “Shareholders Agreement” shall mean the Shareholders Agreement substantially in the form which is set forth in Exhibit C2 to this Settlement Agreement.

Subsidiary. The term “Subsidiary” shall mean any corporation or other entity of which at least a majority of the outstanding stock or other beneficial interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other governing body of such corporation or other entity (irrespective of whether or not at the time stock or other beneficial interests of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time owned by Newco, or by one or more Subsidiaries, or by Newco and one or more Subsidiaries.

Treasury Department. The term “Treasury Department” shall mean the United States Department of the Treasury.

Trust Agreement. The term “Trust Agreement” shall mean the UAW Retiree Medical Benefits Trust Agreement, as amended as set forth in Exhibit D to this Settlement Agreement.

2009 VEBA Term Sheet. The term “2009 VEBA Term Sheet” shall mean the term sheet dated April 16, 2009.

UAW. The term “UAW” is defined in the first paragraph of this Settlement Agreement.

UAW OPEB 12/31/07 Split. The term “UAW OPEB 12/31/07 Split” is defined in Section 6.A of this Settlement Agreement.

UAW Related Account. The term “UAW Related Account” is defined in Section 6.A of this Settlement Agreement.

UAW Related Amount. The term “UAW Related Amount” is defined in Section 6.A of this Settlement Agreement.

UAW Releasees. The term “UAW Releasees” shall mean the UAW, the Class, the Covered Group, Class Counsel and anyone claiming on behalf of, through or under them by way of subrogation or otherwise.

2.	Purpose of New Plan and New VEBA

The retiree benefits provided for in this Settlement Agreement have resulted from extensive negotiations and affect the rights of the Class and the Covered Group. Newco Active Employees are not members of the Class. However, Newco Active Employees have ratified the MOU, which provides that, as of the Initial Effective Date, Newco Active Employees’ medical benefit coverage under the Newco Plan shall be modified by the Administrative Changes.

Other than as described in the preceding paragraph, the medical benefit coverage for Newco Active Employees prior to their retirement are not within the scope of this Settlement Agreement and shall continue to be provided in accordance with the terms of the applicable collective bargaining agreement and health care benefit plan. Similarly, Retiree Medical Benefits for Newco-UAW Represented Employees who become seniority employees after September 14, 2007 are outside the scope of this Settlement Agreement and such benefits, if any, shall be provided in accordance with the applicable provisions of the Chrysler-UAW National Agreements. Nothing in this Settlement Agreement modifies the rights or obligations of Newco or the UAW to negotiate over health care benefits for Newco Active Employees who are not members of the Covered Group and future retirees who are not members of the Covered Group upon the expiration of the Chrysler-UAW National Agreements, or at any earlier time if Newco and the UAW mutually agree. Any changes resulting from subsequent negotiations shall be applied only to employees who retire after any such agreement is reached and shall not otherwise affect the rights of Class Members or the Covered Group hereunder or Newco-UAW Represented Employees who become seniority employees after September 14, 2007 but who retire prior to the time any such agreement is reached.

The ratified MOUs provide that the Covered Group shall receive their retiree health care benefits pursuant to the terms of this Settlement Agreement and shall participate as Protected Retirees, General Retirees or Non-Participating Retirees, in the Newco Plan or the Amended Plan on the same basis as Class Members, subject to all the terms and conditions set forth in this Settlement Agreement. With regard to participation in such plans, all references to Protected Retirees, General Retirees and Non-Participating Retirees in this Settlement Agreement shall be deemed to include the Covered Group. For purposes of this Settlement Agreement, any reference to health care benefits to be provided hereunder to Class Members or the Covered Group shall be deemed to include such benefits provided to any of their respective spouses and dependents subject to all the terms and conditions of the applicable plan, including but not limited to eligibility requirements.

The New Plan and the New VEBA shall, as of the Implementation Date, be the employee welfare benefit plan and trust that are exclusively responsible for all Retiree Medical Benefits for which Newco, the Amended Plan and any other Newco entity or benefit plan formerly would have been responsible with respect to the Class and the Covered Group. All assets paid or transferred by Newco to the New VEBA (including any investment returns thereon) shall be credited to a Newco Separate Retiree Account and must be used for the exclusive purposes of (A) providing Retiree Medical Benefits to the participants of the New Plan and their eligible beneficiaries and (B) defraying the reasonable expenses of administering the New Plan, as set forth in the Trust Agreement. All obligations of Newco, the Amended Plan and any other Newco entity or benefit plan for Retiree Medical Benefits for the Class and the Covered Group arising from any agreement(s) written, oral, or otherwise, between Newco and the UAW shall be forever and irrevocably terminated as of the Implementation Date. Newco’s sole obligations to the New Plan and the New VEBA are those set forth in this Settlement Agreement. Eligibility rules for the New Plan shall be the same as those currently included in the Amended Plan, and may not be expanded.

3.	Factual Investigation and Legal Inquiry and Decision to Settle

In 2007 and 2009, Chrysler agreed to provide certain retiree medical benefits specified in MOUs. Chrysler and the UAW, along with respective class representatives of the plaintiff class members in the English Case, entered into the Chrysler Retiree Settlement, which provided for Chrysler to make certain deposits and remittances to the UAW Retiree Medical Benefits for the provision of retiree medical benefits.

In 2008, the news reports explained the financial difficulties faced by Chrysler. The situation was caused by the severe economic recession which suddenly and dramatically reduced car sales in the second half of 2008. After several weeks of activity in Congress, the Treasury Department and the White House, the government ultimately responded to this crisis by agreeing to provide short-term loans to Chrysler, on the condition that it very quickly engage in serious efforts to restructure its business operations, as well as its obligations to other parties, in order to restore the business to financial health. Before the government took action, Chrysler faced an immediate risk of insolvency. Chrysler entered into the Loan and Security Agreement dated as of December 31, 2008 under which additional “VEBA Modifications” were required by the Treasury Department.

Although the government loan allowed Chrysler to operate for several months, Chrysler was unable to devise a plan that would allow it to operate as a sustainable enterprise in the future. As a consequence, Chrysler filed a bankruptcy action known as In Re Chrysler LLC, et al., Case No. 09-B-50002-ajg (S.D.N.Y. bankruptcy petition filed April 30, 2009) pursuant to which Newco purchased certain assets of Chrysler.

The UAW asserts, and Newco denies, that Newco is bound by the MOUs as a successor to Chrysler and is therefore responsible for providing the retiree medical benefits contemplated in the MOUs and the Chrysler Retiree Settlement. After due consideration of the factual and legal arguments regarding this issue as well as the costs, risks, and delays associated with litigating the issue, Newco and the UAW have agreed to enter into this Settlement Agreement, which will be presented to the Bankruptcy Court for approval after notice is provided to affected parties.

Throughout the 2009 negotiations over the terms of the Settlement Agreement, the parties engaged in extended discussions concerning the impact of rising health care costs on Newco’s financial viability. Newco provided the UAW with extensive information as to its financial condition and health care expenditures. On behalf of the UAW, a team of investment bankers, actuaries, and legal experts have reviewed Newco’s information, and provided the UAW with an assessment as to the state of Newco’s financial condition and analyzed the benefits of entering into the MOU. Newco officials also met with representatives of the UAW and its team of experts and answered questions and provided further detail, as requested. The UAW and its team of experts have now analyzed, inter alia, the funds necessary to provide ongoing Retiree Medical Benefits through the New Plan and the New VEBA.

The UAW has completed due diligence utilizing professional financial and legal advisors with respect to the Settlement Agreement and determined that it is fair, reasonable and in the best interest of the Class and Covered Group. Class Counsel has also reviewed this Settlement Agreement and concurs that it is fair, reasonable and in the best interest of the Class.

4.	New Plan and New VEBA

A. Committee. The New Plan and New VEBA, both subject to ERISA, are to be administered by the Committee. The Committee consists of 11 members, 5 of whom have been appointed by the UAW and 6 of whom are independent members who have been appointed pursuant to the Court’s July 31, 2008 order approving and implementing the Chrysler Retiree Settlement. It is anticipated by the Parties that these independent members of the Committee will remain. In the event that any member of the Committee resigns, dies, becomes incapacitated or otherwise ceases to be a member, a replacement member shall be appointed as described in the Trust Agreement.

Chrysler offered an early retirement/separation incentive program (the “Window Program”) from April 28, 2009 through May 25, 2009 (the “Window”). To be eligible to participate in the Window Program a Newco-UAW Represented Employee must have: (i) been a member of the Covered Group, (ii) been retirement eligible under the Amended Plan, (iii) voluntarily terminated his or her employment with Chrysler during the Window, and (iv) met such other reasonable administrative terms and conditions as were adopted under the Window Program. Newco-UAW Represented Employees who were eligible for and elected to participate in the Window Program shall receive, in addition to any other benefit offered under the Window Program, if any, Retiree Medical Benefits at levels that are equivalent to those provided to Class Members and Covered Group members who are receiving Retiree Medical Benefits outside of the Window Program. Window Program participants’ Retiree Medical Benefits shall be provided by Newco until the expiration of the 24-month period that began upon the Newco-UAW Represented Employee’s participation in the Window Program, as determined pursuant to administrative procedures adopted thereunder. Thereafter, the Window Program participant’s Retiree Medical Benefits shall be provided exclusively by the New Plan and the New VEBA. Neither Newco nor the Newco Plan nor the Amended Plan shall have any responsibility to provide Retiree Medical Benefits to eligible Window Program participants beyond the twenty-four month period described herein.

B. Establish and Maintain. The EBA, acting through the Committee, shall establish and maintain the New Plan for the purpose of providing Retiree Medical Benefits to the Class and the Covered Group as set forth in this Settlement Agreement. The Committee shall begin administering the New Plan so as to be able to provide Retiree Medical Benefits for the Class and the Covered Group with respect to claims incurred on or after the Implementation Date. The Committee established the New VEBA on October 16, 2008. The Approval Order shall provide for the amendment of the New VEBA as provided in Exhibit D attached to this Settlement Agreement, such amendment to be effective as soon as administratively practicable after the issuance of the Approval Order. The New Plan shall be ERISA-covered and the New VEBA shall meet the requirements of Section 501(c)(9) of the Code. All payments to the New Plan and the New VEBA made or caused to be made by Newco under the Settlement Agreement are payments pursuant to section 302(c)(2) of the Labor Management Relations Act, 1947, as amended (“LMRA”), 29 U.S.C. 186(c)(2).

C. Limitation on Newco Role. No member of the Committee shall be a current or former officer, director or employee of Newco or any member of the Newco controlled group; provided, however, that a retiree who was represented by the UAW in his/her employment with Newco or an employee of Newco who is on leave from Newco and who is represented by the UAW is not precluded by this provision from serving on the Committee. No member of the Committee shall be authorized to act for Newco or shall be an agent or representative of Newco for any purpose. Furthermore, Newco shall not be a fiduciary with respect to the New Plan or New VEBA, and shall have no rights, obligations or responsibilities with respect to the New Plan or New VEBA other than as specifically set forth in this Settlement Agreement.

5.	Provision and Scope of Retiree Medical Benefits

A. Amended Plan. The terms and conditions of the Newco Plan shall remain in full force and effect until the Initial Plan Amendment Date. On the Initial Plan Amendment Date, the terms of the Newco Plan shall be amended as set forth in Exhibit G. Such amendments become effective as of the Initial Plan Amendment Date and shall remain effective until otherwise amended or modified as provided under this Settlement Agreement.

B. Before Initial Plan Amendment Date. With respect to claims incurred prior to the Initial Plan Amendment Date, Retiree Medical Benefits for the Class and the Covered Group shall be provided in accordance with the Newco Plan. The payment by Newco and/or the Newco Plan of Retiree Medical Benefits for claims incurred prior to the Initial Plan Amendment Date shall not reduce Newco’s payment obligations to the New Plan and the New VEBA under this Settlement Agreement.

C. On and After Initial Plan Amendment Date but Before Implementation Date. With respect to claims incurred on or after the Initial Plan Amendment Date up until the Implementation Date, Retiree Medical Benefits for the Class and the Covered Group shall be provided by Newco pursuant to the terms of the Amended Plan. The payment by Newco and/or the Newco Plan and/or the Amended Plan for claims incurred prior to the Implementation Date shall not reduce Newco’s payment obligations to the New Plan and the New VEBA under this Settlement Agreement; provided, however, if the Implementation Date occurs after January 1, 2010, any payments by Newco and/or the Amended Plan for claims incurred by the Class and Covered Group from January 1, 2010 until the Implementation Date plus Interest accrued on such amount from and including the dates such claims were paid to the Implementation Date shall reduce dollar-for-dollar Newco’s first fixed payment due July 15, 2010 under the Newco Note.

D. On and After Implementation Date. With respect to claims incurred on and after the Implementation Date, the New Plan and the New VEBA shall have sole responsibility for and be the exclusive source of funds to provide Retiree Medical Benefits for the Class and the Covered Group, including but not limited to COBRA continuation coverage where such election is made after retirement. Neither Newco, the Amended Plan, nor any other Newco person, entity, or benefit plan shall have any responsibility or liability for Retiree Medical Benefits for individuals in the Class or the Covered Group for claims incurred on or after the Implementation Date. Newco’s sole obligations to the New Plan and the New VEBA are those set forth in this Settlement Agreement.

E. Amendment of New Plan. On and after January 1, 2010, the Committee shall have such authority to establish Benefits as described in the Trust Agreement, including raising or lowering benefits. However, in no event may the Committee amend the New Plan or New VEBA to provide benefits other than Retiree Medical Benefits until the expiration of the Initial Accounting Period. The ability of the New Plan and the New VEBA to pay for Retiree Medical Benefits will depend on numerous factors, many of which are outside of the control of UAW, the Committee, the New Plan and the New VEBA, including, without limitation, the investment returns, actuarial experience and other factors.

F. Termination of the Newco Plan and Reimbursement of Newco. The Approval Order shall provide that all obligations of Newco and all provisions of the Newco Plan in any way related to Retiree Medical Benefits for the Class and the Covered Group, and all provisions of applicable collective bargaining agreements, contracts, letters and understandings in any way related to Retiree Medical Benefits for the Class and the Covered Group are forever and irrevocably terminated on the Implementation Date, or otherwise amended so as to be consistent with this Settlement Agreement and the fundamental understanding that all Newco obligations regarding Retiree Medical Benefits for the Class and the Covered Group are terminated as set forth in this Settlement Agreement. The Approval Order will further provide that Summary Plan Descriptions of the Newco Plan are amended to reflect the termination of Newco and the Newco Plan responsibilities for Retiree Medical Benefits for the Class and the Covered Group for claims incurred on or after the Implementation Date as set forth herein.

The New Plan and New VEBA shall reimburse Newco or the Amended Plan, as applicable, for any Retiree Medical Benefits advanced or provided by Newco or the Newco Plan with regard to claims incurred by members of the Class and the Covered Group on or after the earlier of (a) the Implementation Date and (b) January 1, 2010, including, but not limited to situations where a retirement is made retroactive and the medical claims were incurred on or after the Implementation Date or where Newco is notified of an intent by a member of the Class and the Covered Group to retire under circumstances where there is insufficient time to transfer responsibility for Retiree Medical Benefits to the New Plan and Newco or the Amended Plan provides interim coverage for Retiree Medical Benefits. To the extent such reimbursement may not be permitted by law, the UAW, acting on its own behalf and as the authorized representative of the Class and Covered Group, and the Committee shall fully cooperate with Newco in securing any legal or regulatory approvals that are necessary to permit such reimbursement.

6.	Division of Existing Internal VEBA

A. UAW Related Account. Pursuant to the terms of the Chrysler Retiree Settlement, effective January 1, 2008, for bookkeeping purposes only, Chrysler took the necessary steps to divide the Existing Internal VEBA into two bookkeeping accounts. One account consists of the percentage of the Existing Internal VEBA’s assets as of January 1, 2008 that was equal to the estimated percentage of Chrysler’s OPEB liability covered by the Existing Internal VEBA attributable to Non-UAW represented employees and retirees and their eligible spouses, surviving spouses and dependents (“Non-UAW Related Account”). The second account consists of the remaining percentage of the assets in the Existing Internal VEBA as of January 1, 2008 less $500 million that Chrysler withdrew from the Existing Internal VEBA for reimbursement of claims incurred under the Chrysler Plan (“UAW Related Account”). Chrysler used the same actuarial assumptions, generally consistent with past practice, in respect of both the Non-UAW Related Account and the UAW Related Account, for estimating the percentage of Chrysler’s OPEB liability attributable to the Non-UAW Related Account and the UAW Related Account.

The value of the UAW Related Account as of January 1, 2008 was determined to be equal to: (i) the percentage of Chrysler’s OPEB liability as of December 31, 2007 attributable to UAW associated employees and retirees and their eligible spouses, surviving spouses and dependents (“UAW OPEB 12/31/07 Split”), multiplied by (ii) the Existing Internal VEBA balance as of December 31, 2007. The UAW OPEB 12/31/07 Split was determined based on the percentage of (i) the discounted actuarial cash flows for health care and life insurance of OPEB obligations attributable to UAW associated employees and retirees and their eligible spouses, surviving spouses and dependents, over (ii) the discounted actuarial cash flows for health care and life insurance of the entire Chrysler OPEB liability covered by the Existing Internal VEBA. Both calculations were made as of December 31, 2007 using the valuation discount rate of the health care obligation of 6.5%.

The Existing Internal VEBA balance as of December 31, 2007 was determined using the December 31, 2007 valuation from State Street Bank and Trust Company, which was based on the existing Chrysler Asset Management Guidelines. Chrysler’s OPEB obligation as of December 31, 2007 was determined in accordance with generally accepted accounting principles in the United States, including Statement of Financial Accounting Standards 106 and 158.

Both the determination of the Existing Internal VEBA balance as of December 31, 2007 and the Chrysler OPEB obligation as of December 31, 2007 were subject to an Independent Audit and are final and binding on Chrysler, the UAW, the Committee, the Class and the Covered Group for purposes of this Settlement Agreement. The determination of the Existing Internal VEBA balance as of December 31 of each succeeding year shall also be final and binding on Chrysler, the UAW, the Committee, the Class and the Covered Group for purposes of this Settlement Agreement upon an Independent Audit of each respective succeeding year.

Utilizing the process referenced above, Chrysler determined that the UAW OPEB 12/31/07 Split was 98.51% percent. Chrysler provided the UAW with background information and work papers used to determine the UAW OPEB 12/31/07 Split. Thereafter, the UAW and Chrysler discussed Chrysler’s calculation, and agreed that such calculation shall be final and binding on Chrysler, the UAW, the Committee, the Class and the Covered Group for purposes of this Settlement Agreement.

Based on the foregoing process, the amount in the UAW Related Account as of January 1, 2008, after giving effect to the $500 million withdrawal from the Existing Internal VEBA made by Chrysler for reimbursement of claims incurred under the Chrysler Plan, was $2,177,930,400 (the “UAW Related Amount”). The UAW Related Amount was subsequently valued at $1,589,500,000 as of March 31, 2009.

B. Investment of Assets. Newco shall oversee the investment of the assets in the Existing Internal VEBA with respect to the UAW Related Account until such time as the assets attributable to the UAW Related Account are transferred to the New VEBA pursuant to Section 9.A of this Settlement Agreement. All such assets shall continue to be invested under the existing investment policy (as may be amended from time to time by Newco who shall notify the UAW and the Committee about intended amendments in a timely manner) applicable to the Existing Internal VEBA. Investment returns, net of Existing Internal VEBA trust expenses (this shall only include expenses to the extent permitted by ERISA), on all assets of the Existing Internal VEBA on and after January 1, 2008 shall be applied to these accounts proportionally in relation to the value of the assets in the UAW Related Account in relation to the total amount of assets in the Existing Internal VEBA. In other words, investment returns (i.e., the percentage return on the total Existing Internal VEBA), net of Existing Internal VEBA trust expenses (this shall only include expenses to the extent permitted by ERISA), shall be applied to the value of the UAW Related Account and separately to the value of the Non-UAW Account (as adjusted to reflect any withdrawals by Chrysler or Newco). However, neither Chrysler nor Newco guarantee or warrant the investment returns on the assets in the Existing Internal VEBA.

Newco agrees to periodically inform and hold discussions with the UAW and the Committee about the investment results of and decisions regarding the assets in the Existing Internal VEBA. Newco shall, with respect to the performance of its duties in managing the Existing Internal VEBA, participate in the following meetings and provide the following reports to the UAW and the Committee: (i) quarterly reports of Existing Internal VEBA asset class and benchmark performance for relevant time periods; and (ii) semi-annual or quarterly meetings with UAW and/or Committee representatives to report on Existing Internal VEBA returns and analysis of performance, and to review significant activities affecting investments. Any input from the UAW and/or the Committee shall not be a basis of Newco’s investment decisions within the meaning of the DOL regulations set forth at 29 CFR § 2510-3.21(c).

C. Disposition of Assets. No amounts shall be withdrawn by Newco from the UAW Related Account, including its net investment returns, until transfer to the New VEBA under Section 9, other than as provided for in Section 5.C. Newco shall retain any and all rights to withdraw amounts from the Non-UAW Related Account, subject to the rights of the UAW and the Committee pursuant to Section 10 of this Settlement Agreement. If the Final Effective Date occurs, Newco shall cause the pro rata share attributable to the UAW Related Account of all assets in the Existing Internal VEBA, including investment returns thereon, net of a pro rata share of trust expenses (this shall only include expenses to the extent permitted by ERISA) not previously taken into account in determining investment returns, to be transferred from the Existing Internal VEBA to the New VEBA as set forth in Section 7.A of this Settlement Agreement. Newco and the Committee shall enter into discussions in advance of such transfer with regard to the method of allocating, transferring and/or otherwise handling any illiquid or otherwise non-transferable investments in the Existing Internal VEBA so as to preserve as much as possible the economic value of such investments and minimize any losses due to the liquidation of assets. Such discussions shall be completed by June 30, 2009 (or such later date as may be agreed to between Newco and the Committee). The determinations made by Newco as a product of these discussions with the Committee regarding the way to transfer illiquid or otherwise non-transferable investments in the Existing Internal VEBA shall be final and binding on Newco, the UAW, the Committee, the Class and the Covered Group.

7.	Newco Payments to New Plan and New VEBA

Newco’s financial obligation and payments to the New Plan and New VEBA are fixed and capped by the terms of this Settlement Agreement. The timing of all payments to the New VEBA shall be as set forth in Section 9 of this Settlement Agreement; it being agreed and acknowledged that, as set forth in this Settlement Agreement: (i) the New Plan, funded by the New VEBA, shall provide Retiree Medical Benefits for the Class and the Covered Group on and after the Implementation Date; (ii) all obligations of Newco and the Amended Plan for Retiree Medical Benefits for the Class and the Covered Group shall terminate as of the Implementation Date; and (iii) any payments made by Newco, the Newco Plan and/or the Amended Plan on and after January 1, 2010 up to the Implementation Date to pay Retiree Medical Benefit claims of members of the Class and the Covered Group incurred on or after January 1, 2010 and prior to the Implementation Date shall reduce dollar-for-dollar Newco’s first fixed payment due July 15, 2010 under the Newco Note. All assets shall be transferred or paid by Newco free and clear of any liens, claims or other encumbrances. Pursuant to this Settlement Agreement, Newco shall have the following, and only the following, obligations to the New VEBA and the New Plan, and all payments and transfers in this Section 7 of this Settlement Agreement shall be credited to the Newco Separate Retiree Account of the New VEBA:

A. UAW Related Account. Newco shall cause the transfer to the New VEBA of the assets (or, with regard to any illiquid or otherwise non-transferable investments, equivalent alternatives determined in discussions between Newco and the Committee pursuant to Section 6.C of this Settlement Agreement) of the UAW Related Account in the Existing Internal VEBA, net of Existing Internal VEBA trust expenses (this shall only include expenses to the extent permitted by ERISA), as described in Section 9.A of this Settlement Agreement.

B. Newco Note. In accordance with Section 9.A of this Settlement Agreement, Newco shall (i) execute and deliver to The Bank of New York Trust Company, as trustee under the Indenture (the “Indenture Trustee”), a counterpart signature page to the Indenture (and issue the Newco Note to the New VEBA pursuant to the terms and conditions thereof) and (ii) execute and deliver to the New VEBA the Registration Rights Agreement. Newco shall pay any and all documentary, stamp or similar issue taxes that may be payable with respect to its execution and delivery of counterpart signature pages to the Indenture and the Registration Rights Agreement (or the issuance of the Newco Note to the New VEBA pursuant to the terms and conditions of the Indenture). Newco represents and warrants that its execution and delivery of counterpart signature pages to the Indenture and the Registration Rights Agreement (and the issuance of the Newco Note to the New VEBA pursuant to the terms and conditions of the Indenture) in accordance with this Settlement Agreement will not conflict with or constitute a breach or default under any law or contractual obligation by which Newco is bound or to which it or its property is subject; and Newco will not take any action prior to its execution and delivery of counterpart signature pages to the Indenture and the Registration Rights Agreement (or the issuance of the Newco Note to the New VEBA pursuant to the terms and conditions of the Indenture) that would render Newco unable to so execute and deliver such agreements (or issue the Newco Note to the New VEBA pursuant to the terms and conditions of the Indenture), or result in any such breach or default occurring as a result of such execution and delivery of such agreements (or such issuance of the Newco Note to the New VEBA).

C. Newco Equity. In accordance with Section 9.C of this Settlement Agreement, Newco shall execute and deliver to the New VEBA counterpart signature pages to the Relevant Newco Equity Agreements, except the Equity Subscription Agreement, which was previously executed by the parties thereto (and issue, or caused to be transferred, the Newco Equity to the New VEBA pursuant to the terms and conditions of the Equity Subscription Agreement). Newco shall pay any and all documentary, stamp or similar issue taxes that may be payable with respect to its execution and delivery of counterpart signature pages to the Relevant Newco Equity Agreements (or the issuance or transfer of the Newco Equity to the New VEBA pursuant to the terms and conditions of the Equity Subscription Agreement). Newco represents and warrants that its execution and delivery of counterpart signature pages to the Relevant Newco Equity Agreements (and the issuance or transfer of the Newco Equity to the New VEBA pursuant to the terms and conditions of the Equity Subscription Agreement) in accordance with this Settlement Agreement will not conflict with or constitute a breach or default under any law or contractual obligation by which Newco is bound or to which it or its property is subject; and Newco will not take any action prior to its execution and delivery of counterpart signature pages to the Relevant Newco Equity Agreements (or the issuance or transfer of the Newco Equity to the New VEBA pursuant to the terms and conditions of the Equity Subscription Agreement) that would render Newco unable to so execute and deliver such agreements (or issue, or caused to be transferred, the Newco Equity to the New VEBA pursuant to the terms and conditions of the Equity Subscription Agreement), or result in any such breach or default occurring as a result of such execution and delivery of such agreements (or such issuance or transfer of the Newco Equity to the New VEBA).

8.	[RESERVED]

9.	Deposits to the New VEBA

Until the Implementation Date, within 30 days of any request by the Committee, Newco shall cause the transfer to the New VEBA of such amounts as the Committee shall request, provided that there shall be no more than five such requests prior to the Implementation Date and the aggregate of all such transfers, including the initial payment, shall not exceed $19,950,000. Such amounts shall represent an advance to the New VEBA to cover reasonable and necessary preparatory expenses incurred by the New Plan or New VEBA in anticipation of the transition of responsibility for Retiree Medical Benefits as of the Implementation Date as set forth in Section 5 of this Settlement Agreement. These advance payments shall not increase or add to the amounts Newco has agreed to pay under this Settlement Agreement. The additional deposits to the New VEBA shall be made and credited to the New VEBA as provided below:

A. Deposit of UAW Related Account Amount. Within 10 business days after the Implementation Date, Newco shall direct the trustee of the Existing Internal VEBA to transfer to the New VEBA the UAW Related Account’s share of assets in the Existing Internal VEBA, the amount of which shall be determined as provided in Section 6 of this Settlement Agreement. The Approval Order shall provide that, upon such transfer, the Existing Internal VEBA shall be deemed to be amended to terminate participation and coverage regarding Retiree Medical Benefits for the Class and the Covered Group, effective as of the Implementation Date. Accruals for trust expenses (this shall only include expenses to the extent permitted by ERISA)

through the date of transfer shall be made and an amount equal to the UAW Related Account’s share of such accruals shall be retained within the Existing Internal VEBA to pay such expenses. After payment of these trust expenses is completed, a reconciliation of the accruals and the actual expenses (this shall only include expenses to the extent permitted by ERISA) shall be performed. Newco agrees to cause the payment to the New VEBA by the Existing Internal VEBA of any overaccruals for the UAW Related Account’s share of such expenses. Similarly, in the event of an underaccrual the New VEBA shall return to the Existing Internal VEBA the amount of the underaccrual of expenses for the UAW Related Account

B. Issuance of Newco Note. On the Closing Date, Newco shall (i) execute and deliver to the Indenture Trustee a counterpart signature page to the Indenture and issue the Newco Note to the New VEBA pursuant to the terms and conditions thereof and (ii) execute and deliver to the New VEBA the Registration Rights Agreement. Such execution and delivery of the Indenture and the Registration Rights Agreement (and the issuance of the Newco Note to the New VEBA pursuant to the terms and conditions of the Indenture) shall only occur as permitted by law. Newco and/or the New Plan, as applicable, shall apply for any necessary legal or regulatory approvals, including but not limited to the prohibited transaction exemptions described in Section 19 of this Settlement Agreement and any required federal or state bank regulatory approvals. The UAW, the Class, and the Covered Group shall support and cooperate with any such requests for legal or regulatory approvals. If Newco and the New VEBA cannot timely obtain necessary legal or regulatory approvals, the parties shall meet and discuss appropriate alternatives to the issuance of the Newco Note to the New VEBA that provide equivalent economic value to the New VEBA. Notwithstanding the foregoing, the obligations of Newco to execute and deliver to (i) the Indenture Trustee a counterpart signature page to the Indenture (and to issue the Newco Equity to the New VEBA pursuant to the terms and conditions thereof) and (ii) execute and deliver to the New VEBA the Registration Rights Agreement pursuant to this Settlement Agreement shall be subject to the execution and delivery by (x) the Indenture Trustee of the Indenture and (y) the New VEBA of the Registration Rights Agreement.

C. Issuance of Newco Equity. On the Closing Date, Newco shall execute and deliver to the New VEBA counterpart signature pages to the Relevant Newco Equity Agreements (except the Equity Subscription Agreement, which was previously executed by the parties thereto) and issue, or cause to be transferred, the Newco Equity to the New VEBA pursuant to the terms and conditions of the Equity Subscription Agreement. Such execution and delivery of the Relevant Newco Equity Agreements (and the issuance of the Newco Equity to the New VEBA pursuant to the terms and conditions of the Equity Subscription Agreement) shall only occur as permitted by law. Newco and/or the New Plan, as applicable, shall apply for any necessary legal or regulatory approvals, including but not limited to the prohibited transaction exemptions described in Section 19 of this Settlement Agreement and any required federal or state bank regulatory approvals. The UAW, the Class, and Class Counsel shall support and cooperate with any such requests for legal or regulatory approvals. If Newco and the New VEBA cannot timely obtain necessary legal or regulatory approvals, the parties shall meet and discuss appropriate alternatives to the issuance or transfer of the Newco Equity to the New VEBA that provide equivalent economic value to the New VEBA. Notwithstanding the foregoing, the obligations of Newco to execute and deliver to the New VEBA the Relevant Newco Equity Agreements (and to issue, or cause to be transferred, the Newco Equity to the

New VEBA pursuant to the terms and conditions of the Equity Subscription Agreement) pursuant to this Settlement Agreement shall be subject to the execution and delivery by the New VEBA of the Relevant New VEBA Equity Agreements to the relevant counterparties of each such agreement.

If a deposit or payment or any portion thereof is made by Newco to the New VEBA by mistake under any provision of this Settlement Agreement, the Committee shall, upon written direction of Newco, return such amounts as may be permitted by law to Newco (plus earnings thereon from the date of payment to but excluding the date of return) within 30 days of notification by Newco that such payment was made by mistake. If a dispute arises with regard to such payment, the dispute will be resolved pursuant to Section 23 of this Settlement Agreement.

10.	Adjustment Events

A. Adjustment Event. “Adjustment Event” shall mean:

(i) the determination of the Existing Internal VEBA balance as of any day on which amounts are withdrawn by Newco from the Non-UAW Related Account as set forth in Section 6 of this Settlement Agreement and the determination of the value of any assets transferred to Newco or liquidated to effect the withdrawal by Newco, other than a withdrawal on December 31 of any year after January 1, 2008;

(ii) the determination of the value of any assets in lieu of which Newco elects to transfer cash to the New VEBA pursuant to Sections 7 and 9 of this Settlement Agreement; or

(iii) the determination of the value of any illiquid or otherwise non-transferable investments in the Existing Internal VEBA in case that the discussions between Newco and the Committee as set forth in Section 6.C of this Settlement Agreement result in transferring something other than a pro rata share of such investment.

B. Due Diligence and Adjustment Mechanism.

In connection with any Adjustment Event, Newco shall deliver, as soon as practicable, to the Committee (or the UAW prior to establishment of the Committee) information in reasonable detail about the determinations made by Newco with regard to such Adjustment Event and the work papers, underlying calculations and other documents and materials on which such determinations are based, including non-privileged materials from Newco’s advisors, if any (collectively, the “Determination Materials”).

The Committee shall have 30 days from receipt of the Determination Materials from Newco to submit to Newco a written request for an Independent Attestation of a determination(s) by Newco listed in Section 10.A(i), A(ii), and A(iii) of this Settlement Agreement. As a part of this review process, the Committee may ask for additional information regarding the calculations, and the data and information provided by Newco. Newco shall as promptly as practicable, respond to all reasonable requests from the Committee for such additional information. However, a request for additional information shall not extend the 30-day review period, unless an extension is reasonably necessary to allow the Committee to review such additional information, but in no event longer than 45 days from receipt of the Determination Materials.

All determinations made by Newco with regard to a determination(s) listed in Section 10A(i), A(ii), and A(iii) of this Settlement Agreement shall be final and binding on Newco, the UAW, the Class, the Covered Group, the Committee and the New Plan and New VEBA, unless the Committee timely submits a request for an Independent Attestation. If the Committee timely submits such a request, Newco shall engage a nationally recognized independent registered public accounting firm to conduct an Independent Attestation regarding a determination(s) by Newco listed in Section 10.A(i) and A(iii) of this Settlement Agreement. The Independent Attestation shall be final and binding on Newco, the UAW, the Class, the Covered Group, the Committee and the New Plan and New VEBA.

Nothing in the foregoing paragraphs shall prevent the division, deposit, withdrawal or transfer of any assets the valuation of which is not in dispute pending resolution of the disputed amounts.

C. Confidentiality. All information and data provided by Newco to the UAW, Class Counsel, and/or the Committee under this Settlement Agreement and as a part of this due diligence and adjustment process shall be considered confidential. The UAW, Class Counsel, and the Committee shall use such information and data solely for the purpose set forth in this Section 10 of the Settlement Agreement. The UAW, Class Counsel, and the Committee shall not disclose such information or data to any other person without Newco’s written consent, provided that the UAW, Class Counsel, and the Committee may disclose such information and data to their attorneys and professional advisors subject to the agreement of such attorneys and advisors to the confidentiality restrictions set forth herein.

11.	Future Contributions

The UAW, the Class, and the Covered Group may not negotiate any increase of Newco’s funding or payment obligations set out herein. The UAW on its behalf, acting as the authorized representative of the Class and the Covered Group also agrees not to seek to obligate Newco to: (i) provide any additional payments to the New VEBA other than those specifically required by this Settlement Agreement; (ii) make any other payments for the purpose of providing Retiree Medical Benefits to the Class or the Covered Group; or (iii) provide or assume the cost of Retiree Medical Benefits for the Class or the Covered Group through any other means. Provided, that, the UAW may propose that Newco Active Employees be permitted to make contributions to the New VEBA of amounts otherwise payable in profit sharing, COLA, wages and/or signing bonuses, if not prohibited by law.

12.	[Reserved]

13.	Administrative Costs

The New VEBA shall be responsible for all costs to administer the New Plan and the New VEBA commencing on the Implementation Date and continuing thereafter. The New Plan and the Trust Agreement shall be drafted consistent with this requirement.

14.	Trust Agreement; Segregated Account; Indemnification

Assets paid or transferred to the New VEBA by or at the direction of Newco, including all investment returns thereon, shall be used solely to provide Retiree Medical Benefits to the Class and the Covered Group as defined in this Settlement Agreement until expiration of the Initial Accounting Period. Thereafter, Retiree Medical Benefits shall be provided to the Class and the Covered Group as described in the Trust Agreement. The Trust Agreement shall provide: (i) for the Newco Separate Retiree Account to be credited with the assets deposited or transferred to the New VEBA by Newco, or at Newco’s direction, under this Settlement Agreement; (ii) that the assets in the Newco Separate Retiree Account may be used only to provide Benefits for such Class and for such Covered Group; and (iii) that under no circumstances shall Newco or the Newco Separate Retiree Account be liable or responsible for the obligations of any other employer or for the provision of Retiree Medical Benefits or any other benefits for the employees or retirees of any other employer.

Further, the Trust Agreement shall provide that the Committee, on behalf of the New VEBA, shall take all such reasonable action as may be needed to rebut any presumption of control that would limit the New VEBA’s ability to own the Newco Equity or as may be required to comply with all applicable laws and regulations, including but not limited to federal and state banking laws and regulations.

To the extent permitted by law, the New VEBA shall indemnify and hold the Committee, the UAW, Newco, the Amended Plan, and the current or former employees, officers and agents of each of them harmless from and against any liability that they may incur in connection with the New Plan and New VEBA, unless such liability arises from their gross negligence or intentional misconduct, or breach of this Settlement Agreement. The Committee shall not be required to give any bond or any other security for the faithful performance of its duties under the Trust Agreement, except as such may be required by law.

15.	Subsidies

With regard to claims incurred on or after the Implementation Date, the New VEBA shall be entitled to receive any Medicare Part D subsidies and other health care related subsidies regarding benefits actually paid by the New VEBA which may result from future legislative changes, and Newco shall not be entitled to receive any such subsidies related to prescription drug benefits and other health care related benefits provided to the Class and the Covered Group by the New Plan and New VEBA.

16.	Failure to Pay and Cure

A. General. The Committee will have the right to require immediate payment of some or all of the payment obligations of Newco under this Settlement Agreement if Newco fails to pay any payment obligations under this Settlement Agreement and such failure is not cured within 15 business days after the Committee gives Newco notice of such failure. To cure such failure, Newco shall pay the amount otherwise owed plus accrued Interest on such amount. The Committee may demand such immediate payment of amounts due under the Newco Note only to the extent that the Newco Note is then held by the New VEBA.

B. Anti-Layering.

(i) Limitations Relating to Newco Note Prior to its Issuance. For the period from the date of the Settlement Agreement until the issuance of the Newco Note, except as may otherwise be agreed by the Committee in its sole discretion, Newco shall not permit any Subsidiary to incur Debt unless such Subsidiary fully and unconditionally guarantees on an unsecured basis the Newco Note prior to incurring such Debt; provided that this section shall not be applicable unless the aggregate outstanding principal amount of Debt of Subsidiaries exceeds $750,000,000 at the time of incurrence, and provided further that notwithstanding anything in this section to the contrary, Foreign Subsidiaries may incur Debt in currencies other than US dollars to finance their working capital requirements and refinancing thereof without complying with the first clause of this section.

(ii) Anti-layering. Newco shall not, directly or indirectly, incur, create, issue, assume, guarantee or otherwise become liable for any Debt that is senior in any respect in right of payment to the Newco Note. Newco may, directly or indirectly, incur, create, issue, assume, guarantee or otherwise become liable for any Debt pari passu with, or subordinate to, the Newco Note.

For the purpose of this Section 9.B, the term “Debt” shall mean notes, bonds, debentures or other similar evidences of indebtedness for money borrowed; and the term “Foreign Subsidiary” shall mean any Subsidiary of Newco organized under the laws of any jurisdiction other than the United States, any state thereof or the District of Columbia.

C. Dispute Resolution. The dispute resolution process set forth in Section 23 of this Settlement Agreement shall apply in the event of a dispute over whether Newco has failed to pay any payment obligation under this Settlement Agreement. In this regard, the time limit applicable to Newco’s right to cure a failure to pay shall be 15 business days after agreement by the parties that Newco has failed to pay, or entry by the Court of a final ruling determining that Newco has failed to meet its payment obligations. Application of the dispute resolution process set forth in Section 23 of this Settlement Agreement does not relieve Newco of the obligation to pay accrued Interest for the period of time that the dispute resolution process is in effect in order to cure a failure to pay.

17.	Cooperation

A. Cooperation by Newco. Newco shall cooperate with the UAW and the Committee and at the Committee’s request undertake such reasonable actions as will assist the Committee in the transition of responsibility for administration of the Retiree Medical Benefits by the Committee for the New Plan and the New VEBA. Such cooperation shall include assisting the Committee in educational efforts and communications with respect to the Class and the Covered Group so that they understand the terms of the New Plan, the New VEBA and the transition, and understand the claims submission process and any other initial administrative changes undertaken by the Committee. Before and after the Implementation Date, at the Committee’s request and as permitted by law, Newco shall furnish to the Committee such information and shall provide such cooperation as may be reasonably necessary to permit the Committee to effectively administer the New Plan and the New VEBA, including, without limitation, the retrieval of data in a form and to the extent maintained by Newco regarding age, amounts of pension benefits, service, pension and medical benefit eligibility, marital status, mortality, claims history, births, deaths, dependent status and enrollment information of the Class and the Covered Group. At the request of the Committee, Newco shall continue to perform the necessary eligibility work for a reasonable period of time, not to exceed 90 days after the Implementation Date in order to allow the Committee to establish and test the eligibility database, and for which Newco shall be entitled to reimbursement for reasonable costs. Newco shall also assist the Committee in transitioning benefit provider contracts to the New VEBA. Newco shall also cooperate with the UAW and the Committee and undertake such reasonable actions as will enable the Committee to perform its administrative functions with respect to the New Plan and the New VEBA, including ensuring an orderly transition from Newco administration of Retiree Medical Benefits to the New Plan and the New VEBA.

To the extent permitted by law, and if applicable, Newco shall also cooperate with the Committee to make provision for the New VEBA payments of the $76.20 Special Benefit to be incorporated into monthly Newco pension checks for eligible retirees and surviving spouses. It shall be the responsibility of the Committee and the New VEBA to advise Newco’s pension administrator in a timely manner of eligibility changes with regard to the Special Benefit payment. The timing of the information provided to Newco’s pension administrator shall determine the timing for the incorporation into the monthly pension check. It shall be the responsibility of the Committee and the New VEBA to establish a bank account for the funding of the Special Benefit payments, and Newco’s pension administrator shall be provided with the approval to draw on that account for the payment of the benefit. The Committee and the New VEBA shall assure that the bank account is adequately funded for any and all such payments. If adequate funds do not exist for the payments, then Newco’s pension administrator shall not make such payments until the required funding is established in the account. It shall be the responsibility of the Committee and the New VEBA to audit the eligibility for, and payment of, the Special Benefit. Additionally, the Committee and the New VEBA shall be responsible for the payment of reasonable costs associated with Newco’s administration of the payment of this Special Benefit and the pension withholdings, including development of administrative and recordkeeping processes, monthly payment processing, audit and reconciliation functions and the like.

To the extent permitted by law, Newco shall also allow retiree participants to voluntarily have required Contributions withheld from pension benefits and to the extent reasonably practical, credited to the Newco Separate Retiree Account of the New VEBA on a monthly basis. A retiree participant may elect or withdraw consent for pension withholdings at any time by providing 45 days written notice to the Pension Plan administrator or such shorter period that may be required by law.

Newco shall be financially responsible for reasonable costs associated with the transition of coverage for the Class and the Covered Group to the New Plan and New VEBA. This shall include the cost of educational efforts and communications with respect to retirees, the New Plan’s initial creation of administrative procedures, initial development of record sharing procedures, the testing of computer systems, the Committee’s initial vendor selection and contracting, and other activities incurred on or before the Implementation Date, including but not limited to costs associated with drafting the Trust Agreement, seeking from the Internal Revenue Service a determination of the tax-exempt status of the New VEBA, plan design and actuarial and other professional work necessary for initiation of the New Plan and New VEBA and the benefits to be provided thereunder. Payments made by Newco described in this Section shall not reduce its payment obligations under this Settlement Agreement, and if the New VEBA is a multi-employer welfare trust, the costs described in this Section, to the extent not allocable to a specific employer, shall be pro-rated among the participating companies based on the ratio of required funding for each company. Payment of these costs shall be set forth explicitly in the Approval Order.

B. Cooperation with Newco. The UAW and the Committee shall cooperate and shall timely furnish Newco with such information related to the New Plan and New VEBA, in a form and to the extent maintained by the UAW and the Committee, as may be reasonably necessary to permit Newco to comply with requirements of the SEC, including, but not limited to, Generally Accepted Accounting Principles, including, but not limited to, SFAS 87, SFAS 106, SFAS 132R, SFAS 157, and SFAS 158 (as amended), for disclosure in Newco’s financial statements and any filings with the SEC.

Newco has maintained that a necessary element in its decision to enter into this Settlement Agreement is securing accounting treatment that is reasonably satisfactory to Newco regarding the transactions contemplated by this Settlement Agreement. As soon as practicable, Newco shall discuss the accounting for the New Plan and the New VEBA with Newco’s outside independent auditors. If as a result of these discussions, Newco believes that the accounting for the New Plan and the New VEBA may not be a “settlement,” as contemplated by paragraphs 90 to 95 of FASB Statement No. 106, as amended, then the Parties shall meet in an effort to restructure the transaction to achieve such accounting, which provides equivalent economic value to the New VEBA.

18.	[Reserved.]

19.	Prohibited Transaction Exemptions

Since the Newco Note and the Newco Equity are not qualifying employer securities, Newco and the New VEBA timely shall apply for a prohibited transaction exemption from the DOL to permit the New VEBA to acquire and hold such Newco Note and Newco Equity. Similarly, if qualifying employer securities and employer real property would exceed 10 percent (10%) of the total assets in the New VEBA immediately after transfer of the Newco Note and the Newco Equity to the New VEBA, then Newco and the New VEBA timely shall apply for a prohibited transaction exemption to permit the New VEBA to acquire and hold such Newco Note and Newco Equity. An exemption may also be necessary for the grant and exercise of Fiat’s call option in connection with the Call Option Agreement, in which case Newco and the New VEBA timely shall apply for a prohibited transaction exemption.

The UAW, the Class, and the Covered Group shall fully cooperate with Newco and the New VEBA in securing any such legal or regulatory approvals. If Newco and the New VEBA cannot timely obtain any necessary exemptions and the DOL cannot otherwise assure the VEBA and the Company, to the reasonable satisfaction of each, that the necessary exemptions will be granted, the parties shall meet and discuss an appropriate alternative which provides equivalent economic value to the New VEBA.

20.	Indemnification

Subject to approval by the Bankruptcy Court as part of the Judgment, Newco hereby agrees to indemnify and hold harmless the UAW and its current or former officers, directors, employees and expert advisors (each, an “Indemnified Party”), to the fullest extent permitted by law, from and against any and all losses, claims, damages, obligations, assessments, penalties, judgments, awards, and other liabilities related to any decision, recommendations or other actions taken prior to the date of this Settlement Agreement, including, without limitation, acting as the authorized representative of the Class and the Covered Group (collectively, “Indemnification Liabilities”), and shall fully reimburse any Indemnified Party for any and all reasonable and documented attorney fees and expenses (collectively, “Indemnity Expenses”), as and when incurred, of investigating, preparing or defending any claim, action, suit, proceeding or investigation, arising out of or in connection with any Indemnification Liabilities incurred as a result of an Indemnified Party’s entering into, or participation in the negotiations for, this Settlement Agreement, the MOU and the 2009 VEBA Term Sheet and the transactions contemplated in connection herewith; provided, however, that such indemnity shall not apply to any portion of any such Indemnification Liability or Indemnity Expense that resulted from the gross negligence or willful misconduct by an Indemnified Party; provided, further, that such indemnity shall not apply to any Indemnification Liabilities to a Newco Active Employee for breach of the duty of fair representation.

Nothing in this Section 20 or any provision of this Settlement Agreement shall be construed to provide an indemnity for any member or any actions of the Committee; provided however, that an Indemnified Party who becomes a member of the Committee shall remain entitled to any indemnity to which the Indemnified Party would otherwise be entitled pursuant to this Section 20 for actions taken, or for a failure to take actions, in any capacity other than as a member of the Committee; and provided further, that nothing in this Section 20 or any other provision of this Settlement Agreement shall be construed to provide an indemnity for any Indemnification Liabilities or Indemnity Expenses relating to (i) management of the assets of the New VEBA or (ii) for any action, amendment or omission of the Committee with respect to the provision and administration of Retiree Medical Benefits.

If an Indemnified Party receives notice of any action, proceeding or claim as to which the Indemnified Party proposes to demand indemnification hereunder, it shall provide Newco prompt written notice thereof. Failure by an Indemnified Party to so notify Newco shall relieve Newco from the obligation to indemnify the Indemnified Party hereunder only to the extent that Newco suffers actual prejudice as a result of such failure, but Newco shall not be obligated to provide reimbursement for any Indemnity Expenses incurred for work performed prior to its receipt of written notice of the claim. If an Indemnified Party is entitled to indemnification hereunder, Newco shall have the right to participate in such proceeding or elect to assume the defense of such action or proceeding at its own expense and through counsel chosen by Newco (such counsel being reasonably satisfactory to the Indemnified Party). The Indemnified Party shall cooperate in good faith in such defense. Upon the assumption by Newco of the defense of any such action or proceeding, the Indemnified Party shall have the right to participate in, but not control the defense of, such action and retain its own counsel but the expenses and fees shall be at its expense unless (a) Newco has agreed to pay such Indemnity Expenses, (b) Newco shall have failed to employ counsel reasonably satisfactory to an Indemnified Party in a timely manner, or (c) the Indemnified Party shall have been advised by counsel that there are actual or potential conflicting interests between Newco and the Indemnified Party that require separate representation, and Newco has agreed that such actual or potential conflict exists (such agreement not to be unreasonably withheld); provided, however, that Newco shall not, in connection with any such action or proceeding arising out of the same general allegations, be liable for the reasonable fees and expenses of more than one separate law firm at any time for all Indemnified Parties not having actual or potential conflicts among them, except to the extent that local counsel, in addition to its regular counsel, is required in order to effectively defend against such action or proceeding. All such fees and expenses shall be invoiced to Newco, with such detail and supporting information as Newco may reasonably require, in such intervals as Newco shall require under its standard billing processes.

If the Indemnified Party receives notice from Newco that Newco has elected to assume the defense of the action or proceeding, Newco shall not be liable for any attorney fees or other legal expenses subsequently incurred by the Indemnified Party in connection with the matter.

Newco shall not be liable for any settlement of any claim against an Indemnified Party made without Newco’s written consent, which consent shall not be unreasonably withheld or delayed. Newco shall not, without the prior written consent of an Indemnified Party, which consent shall not be unreasonably withheld or delayed, settle or compromise any claim, or permit a default or consent to the entry of any judgment, that would create any financial obligation on the part of the Indemnified Party not otherwise within the scope of the indemnified liabilities.

The termination of this Settlement Agreement shall not affect the indemnity provided hereunder, which shall remain operative and in full force and effect. Notwithstanding anything in this Section 20 to the contrary, this Section 20 shall not be applicable with respect to any of the matters covered by Article VI of Exhibit C1 to this Settlement Agreement or Article IV of Exhibit C2 to this Settlement Agreement, whichever the case may be.

21.	Costs and Attorneys Fees

A. Fees and Expenses. Newco agrees to reimburse UAW and Class Counsel, at or prior to the consummation of the transactions set forth in Section 7, for reasonable attorney and professional fees and expenses based on hours worked and determined in accordance with the current market rates (not to include any upward adjustments such as any lodestar multipliers, risk enhancements, success fee, completion bonus or rate premiums) incurred in connection with the negotiation of the Relevant New VEBA Equity Agreements, the Indenture and the Newco Note, the Registration Rights Agreement, and related transaction agreements court proceedings to obtain the Approval Order and any appeals therefrom. Approval of these fee requests shall be included in the Judgment.

B. Fees After The Final Effective Date. Each party to this Settlement Agreement agrees not to seek any other future fees or expenses from any other party in connection with the English Case or the bankruptcy proceeding, except that each party to this Settlement Agreement may seek such fees and costs as may be allowed by law.

22.	Releases and Certain Related Matters

A. Consent to Entry of the Judgment. In consideration of Newco’s entry into this Settlement Agreement, and the other obligations of Newco contained herein, the UAW, acting on its behalf and as the authorized representative of the Class and the Covered Group, hereby consents to the entry of the Judgment, which shall be binding upon all Class Members and the Covered Group.

B. UAW Releasees. As of the Final Effective Date, each UAW Releasee releases and forever discharges each other UAW Releasee and each other Indemnified Party and shall be forever released and discharged with respect to any and all rights, claims or causes of action that such UAW Releasee had, has or hereafter may have, whether known or unknown, suspected or unsuspected, concealed or hidden, arising out of or based upon or otherwise related to (i) any of the claims arising, or which could have been raised, in connection with the English Case concerning the provision of Retiree Medical Benefits and the terms of this Settlement Agreement, (ii) any claims that this Settlement Agreement, any document referred to or contemplated herein is not in compliance with applicable laws and regulations and (iii) any action taken to carry out this Settlement Agreement in accordance with this Settlement Agreement and applicable law.

C. Newco. As of the Final Effective Date, the UAW Releasees release and forever discharge Newco, and its current or former officers, directors, employees, agents, Subsidiaries, Affiliates and the Newco Plan and its fiduciaries, with respect to any and all rights, claims or causes of action that any UAW Releasee had, has or hereafter may have, whether known or unknown, suspected or unsuspected, concealed or hidden, arising out of, based upon or otherwise related to (i) any of the claims arising, or which could have been raised, in connection with the English Case concerning the provision of Retiree Medical Benefits and the terms of this

Settlement Agreement, (ii) any claims that this Settlement Agreement, any document referred to or contemplated herein is not in compliance with applicable laws and regulations and (iii) any action taken to carry out this Settlement Agreement in accordance with this Settlement Agreement and applicable law.

D. No Admission. Neither the entry into this Settlement Agreement nor the consent to the Judgment is, may be construed as, or may be used as, an Admission by or against Newco or any UAW Releasee of any fault, wrongdoing or liability whatsoever.

23.	Dispute Resolution

A. Coverage. Any controversy or dispute arising out of or relating to, or involving the enforcement, implementation, application or interpretation of this Settlement Agreement shall be enforceable only by Newco, the Committee, and the UAW, and the Approval Order shall provide that the Bankruptcy Court will retain exclusive jurisdiction to resolve any such disputes, or, in the event that the bankruptcy proceeding has been closed or dismissed, in the Court. Notwithstanding the foregoing, any disputes relating solely to eligibility for participation or entitlement to benefits under the New Plan shall be resolved in accordance with the applicable procedures such Plan shall establish, and nothing in this Settlement Agreement precludes Class Members or members of the Covered Group from pursuing appropriate judicial review regarding such disputes; provided however, that no claims incurred after the Implementation Date related to Retiree Medical Benefits may be brought against Newco, any of its affiliates, or the Newco Plan.

B. Attempt at Resolution. Although the Bankruptcy Court retains exclusive jurisdiction to resolve disputes arising out of or relating to the enforcement, implementation, application or interpretation of this Settlement Agreement, the parties agree that prior to seeking recourse to the Court, the parties shall attempt to resolve the dispute through the following process:

(i) The aggrieved party shall provide the party alleged to have violated this Settlement Agreement (“Dispute Party”) with written notice of such dispute, which shall include a description of the alleged violation and identification of the Section(s) of the Settlement Agreement allegedly violated. Such notice shall be provided so that it is received by the Dispute Party no later than 180 calendar days from the date of the alleged violation or the date on which the aggrieved party knew or should have known of the facts that give rise to the alleged violation, whichever is later, but in no event longer than 3 years from the date of the alleged violation.

(ii) If the Dispute Party fails to respond within 21 calendar days from its receipt of notice, the aggrieved party may seek recourse with the Bankruptcy Court; provided, however, that the aggrieved party waives all claims related to a particular dispute against the Dispute Party if the aggrieved party fails to bring the dispute before the Bankruptcy Court within 180 calendar days from the date of sending the notice.

All the time periods in this Section 23 may be extended by agreement of the parties to the particular dispute.

C. Alternate Means of Resolution. Nothing in this Section shall preclude Newco, the UAW, or the Committee from agreeing on any other form of alternative dispute resolution or from agreeing to any extensions of the time periods specified in this Section 23.

24.	Submission of the Settlement Agreement

The parties shall submit this Settlement Agreement to the Bankruptcy Court and jointly work diligently to have this Settlement Agreement approved by the Bankruptcy Court as soon as possible. The parties shall give notice to all affected individuals as required by the Court. The parties shall seek from the Bankruptcy Court any order necessary to comply with the Federal Rules of Bankruptcy Procedures or any other applicable rule of procedure or statutory requirement that must be met in order to give the Settlement Agreement full force and effect.

25.	Conditions

This Settlement Agreement is conditioned upon the occurrence or resolution of the conditions described in this Section 25.

A. Judgment/Approval Order. The Bankruptcy Court shall have entered a Judgment approving and accepting this Settlement Agreement in all respects and as to all parties, including Newco, the UAW, the Class and the Covered Group. Such Approval Order shall be reasonably acceptable in form and substance to Newco and the UAW, and shall, inter alia, contain the conditions set forth in this Settlement Agreement. This condition shall be deemed to have failed upon issuance of an order disapproving this Settlement Agreement, or upon the issuance of an order approving only a portion of this Settlement Agreement but disapproving other portions, unless Newco and the UAW acting on its own behalf and as the authorized representative of the Class and the Covered Group agree otherwise in writing. The failure of this subparagraph A shall render this Settlement Agreement void.

B. Existing Internal VEBA Sponsorship. Newco, or one of its Subsidiaries, shall sponsor the Existing Internal VEBA. In connection therewith, Newco will (i) have all of the rights, title and interest (including the rights as plan sponsor, plan administrator or employer) under the Existing Internal VEBA, (ii) have any responsibility, obligation or liability relating to, the Existing Internal VEBA and each contract, agreement or arrangement established thereunder or relating thereto, and (iii) operate the Existing Internal VEBA in accordance with, and to otherwise comply with the Newco’s obligations under, this Settlement Agreement, effective as of the Closing Date and subject to approval by the Bankruptcy Court, including, without limitation, the obligation to direct the trustee of the Existing Internal VEBA to transfer the UAW’s share of assets in the Existing Internal VEBA to the New VEBA. The failure of this subparagraph B shall render this Settlement Agreement void.

26.	No Admission; No Prejudice

Notwithstanding anything to the contrary, whether set forth in this Settlement Agreement, the MOUs, the Judgment, any documents filed with the Court in the English Case, any documents filed in the bankruptcy proceeding, any documents, whether provided in the course of or in any manner whatsoever relating to the discussions between Newco and UAW with respect to health care benefits or relating to the MOUs, the Chrysler Retiree Settlement, the 2009 VEBA Term Sheet, this Settlement Agreement, whether distributed, otherwise made available to or obtained by any person or organization, including without limitation, Newco Active Employees, Class Members or their spouses, surviving spouses or dependents, or to the UAW or Newco in the course of the negotiations that led to entry into this Settlement Agreement, or otherwise:

A. Newco. Newco has denied and continues to deny that it is bound by the MOUs and is, therefore, responsible for providing medical benefits to retirees. Neither the Chrysler Retiree Settlement nor this Settlement Agreement nor any document referred to or contemplated herein may be construed as, or may be viewed or used as, an Admission by or against the Newco of any fault, wrongdoing or liability whatsoever, or as an Admission by Newco of any claim or argument made by or on behalf of the UAW, Newco Active Employees, the Class or the Covered Group, that it is the successor in interest of Chrysler. Without limiting in any manner whatsoever the generality of the foregoing, the performance of any settlement actions by Newco may not be construed, viewed or used as an Admission by or against Newco.

B. UAW, Class Members. The UAW, acting on its own behalf and as the authorized representative of the Class Members, claims and continues to claim that the allegations, claims and contentions made against Newco have merit. Neither the Chrysler Retiree Settlement nor this Settlement Agreement nor any document referred to or contemplated herein nor any Settlement Actions may be construed as, or may be viewed or used as, an Admission by or against the UAW or the Class Members of any fault, wrongdoing or liability whatsoever or of the validity of any claim or argument made by or on behalf of Newco that Newco has a unilateral right to modify or terminate retiree health care benefits or that retiree health care benefits are not vested. Without limiting in any manner whatsoever the generality of the foregoing, the performance of any Settlement Actions by the UAW or the Class Members, including without limitation, the acceptance of any retiree health care benefits under any of the Newco health care plans set forth in this Settlement Agreement, may not be construed, viewed or used as an Admission by or against the UAW or the Class Members that Newco has the unilateral right to modify or terminate retiree health care benefits.

There has been no determination by any court as to the factual allegations made against Newco in the English Case. Entering into this Settlement Agreement and performance of any of the Settlement Actions shall not be construed as, or deemed to be evidence of, an Admission by any of the parties hereto, and shall not be offered or received in evidence in any action or proceeding against any party hereto in any court, administrative agency or other tribunal or forum for any purpose whatsoever other than to enforce the provisions of this Settlement Agreement or to obtain or seek approval of this Settlement Agreement.

For the purposes of this Section 26, Newco and the UAW refer to “New CarCo Acquisition LLC” and the “International Union, United Automobile, Aerospace and Agricultural Implement Workers of America”, respectively, as organizations, as well as any and all of their respective current or former directors, officers, employees, and agents.

C. No Prejudice. This Settlement Agreement and anything occurring in connection with reaching this Settlement Agreement are without prejudice to Newco, the UAW and the Class. The parties may use this Settlement Agreement to assist in securing the Judgment approving the settlement. It is intended that Newco, the UAW, the Committee, the Class and the Covered Group shall not use this Settlement Agreement, or anything occurring in connection with reaching this Agreement, as evidence against Newco, the UAW, the Class or the Covered Group in any circumstance except where the parties are operating under or enforcing this Settlement Agreement or the Judgment approving this Settlement Agreement.

27.	Duration and Termination of Settlement Agreement

This Settlement Agreement shall remain in effect unless and until terminated in accordance with this Section 27 or as provided for in Section 25 of this Settlement Agreement. If this Settlement Agreement is terminated, the parties shall be restored to their respective positions immediately before execution of this Settlement Agreement except as specifically noted herein.

Termination of this Settlement Agreement may occur as follows:

A. If the Judgment is denied in whole or in material part, either Newco or the UAW acting on its own behalf and as the authorized representative of the Class and the Covered Group may terminate this Settlement Agreement by 30 days’ written notice to the other parties.

B. If an Approval Order satisfactory to the parties, as described in Section 25.A of this Settlement Agreement, is entered by the Court, but overturned in whole or in part on appeal or otherwise, either Newco or the UAW, acting on its own behalf and as the authorized representative of the Class and the Covered Group, may terminate this Settlement Agreement upon 30 days’ written notice to the other parties.

C. [Reserved.]

D. If any court, agency or other tribunal of competent jurisdiction issues a determination that any part of this Settlement Agreement is prohibited or unenforceable, either Newco or the UAW acting on its own behalf and as the authorized representative of the Class and the Covered Group may terminate this Settlement Agreement by 30 days’ written notice to the other party.

E. The Final Effective Date does not occur by December 31, 2011 and Newco and the UAW acting on its own behalf and as the authorized representative of the Class and the Covered Group do not agree to an extension of time to reach the Final Effective Date.

Notwithstanding the foregoing, Sections 19, 20, 23 and 26 shall survive the termination of this Settlement Agreement.

28.	National Institute for Health Care Reform

In recognition of the interest of Newco, the UAW, the Class, and the Covered Group in improving the quality, affordability, and accountability of health care in the United States, the parties agree that as a part of this settlement Newco and the UAW shall establish a National Institute for Health Care Reform (“Institute”). The Institute shall be established and receive its first annual funding payment as soon as practicable after the Initial Effective Date on the basis set forth in the term sheet attached as Exhibit E to this Settlement Agreement. The annual funding payment shall be payable in four equal quarterly installments. The funding and operation of the Institute shall be separate, independent and distinct from the New Plan and the New VEBA. Any payments by Newco to the Institute shall be governed exclusively by the term sheet attached as Exhibit E to this Settlement Agreement and are not in any way related to Newco’s payment obligations as described in Sections 7 and 9 of this Settlement Agreement. Additionally, Section 16 of this Settlement Agreement shall not apply to any obligation Newco may have to make payments with regard to the Institute.

29.	Other Provisions

A. References in this Settlement Agreement to “Sections,” “Paragraphs” and “Exhibits” refer to the Sections, Paragraphs, and Exhibits of this Settlement Agreement unless otherwise specified.

B. The Bankruptcy Court or, in the event that the bankruptcy proceeding has been closed or dismissed, the Court shall, subject to Section 23 of this Settlement Agreement, retain exclusive jurisdiction to resolve any disputes relating to or arising out of or in connection with the enforcement, interpretation or implementation of this Settlement Agreement. Each of the parties hereto expressly and irrevocably submits to the jurisdiction of the Bankruptcy Court and expressly waives any argument it may have with respect to venue or forum non conveniens.

C. This Settlement Agreement constitutes the entire agreement between the parties regarding the matters set forth herein, and no representations, warranties or inducements have been made to any party concerning this Settlement Agreement, other than representations, warranties and covenants contained and memorialized in this Settlement Agreement. This Settlement Agreement supersedes any prior understandings, agreements or representations by or between the parties, written or oral, regarding the matters set forth in this Settlement Agreement.

D. The captions used in this Settlement Agreement are for convenience of reference only and do not constitute a part of this Settlement Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Settlement Agreement, and all provisions of this Settlement Agreement will be enforced and construed as if no captions had been used in this Settlement Agreement.

E. This Settlement Agreement may be executed in two or more counterparts. All executed counterparts and each of them shall be deemed to be one and the same instrument, provided that counsel for the parties to this Settlement Agreement shall exchange among themselves original signed counterparts.

F. No party to this Settlement Agreement may assign any of its rights hereunder without the prior written consent of the other parties, and any purported assignment in violation of this sentence shall be void. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

G. Each of Newco, the UAW, the Committee, the Class Members and the Covered Group shall do any and all acts and things, and shall execute and deliver any and all documents, as may be necessary or appropriate to effect the purposes of this Settlement Agreement.

H. This Settlement Agreement shall be construed in accordance with applicable federal laws of the United States of America.

I. Any provision of this Settlement Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent any provision of this Settlement Agreement is invalid or unenforceable as provided for in this Section 29.I, it shall be replaced by a valid and enforceable provision agreed to by Newco and the UAW acting on its own behalf and as the authorized representative of the Class and the Covered Group (which agreement shall not be unreasonably withheld) that preserves the same economic effect for the parties under this Settlement Agreement; provided however, that to the extent that such prohibited or unenforceable provision cannot be replaced as contemplated and the consequences of such prohibited or unenforceable provision causes this Settlement Agreement to fail of its essential purpose then this Settlement Agreement may be voided at the sole discretion of the party seeking the benefit of the prohibited or unenforceable provision.

J. In the event that any payment referenced in this Settlement Agreement is due to be made on a weekend or a holiday, the payment shall be made on the first business day following such weekend or holiday.

K. In the event that any legal or regulatory approvals are required to effectuate the provisions of this Settlement Agreement, Newco, the UAW, the Class, and the Committee shall fully cooperate in securing any such legal or regulatory approvals.

L. Any notice, request, information or other document to be given under this Settlement Agreement to any of the parties by any other party shall be in writing and delivered personally, or sent by Federal Express or other carrier which guarantees next-day delivery, transmitted by facsimile, transmitted by email if in an Adobe Acrobat PDF file, or sent by registered or certified mail, postage prepaid, at the following addresses. All such notices and communication shall be effective when delivered by hand, or, in the case of registered or certified mail, Federal Express or other carrier, upon receipt, or, in the case of facsimile or email transmission, when transmitted (provided, however, that any notice or communication transmitted by facsimile or email shall be immediately confirmed by a telephone call to the recipient):

If to Newco, addressed to:

Giorgio Fossati

Vice President and Secretary

New CarCo Acquisition LLC

1000 Chrysler Drive

Auburn Hills, MI 48326

Tel: (412) 492-8797

in each case with copies to:

Julie A. Kozlowski

Office of the General Counsel

New CarCo Acquisition LLC

1000 Chrysler Drive

Auburn Hills, MI 48326

Tel: (248) 512-3982

Paul M. Hamburger

James R. Napoli

McDermott Will & Emery LLP

600 Thirteenth Street, N.W.

Washington, D.C. 20005-3096

Tel: (202) 756-8306

Tel: (202) 756-8279

If to UAW, addressed to:

Daniel W. Sherrick

General Counsel

International Union, United Automobile, Aerospace and

Agricultural Implement Workers of America

8000 East Jefferson Avenue

Detroit, MI 48214

Tel: (313) 926-5216

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attention: A. Richard Susko/Richard S. Lincer/David I. Gottlieb

Tel: (212) 225-2000

Each party may substitute a designated recipient upon written notice to the other parties

IN WITNESS THEREOF, the parties hereto have caused this Settlement Agreement to be executed by themselves or their duly authorized attorneys.

AGREED:

By:	/s/ Giorgio Fossati	Date:	June 10, 2009
Giorgio Fossati Vice President and Secretary New CarCo Acquisition LLC 1000 Chrysler Drive Auburn Hills, MI 48326 Tel: (412) 492-8797

NEW CARCO ACQUISITION LLC

By:		Date:	, 2009
Daniel W. Sherrick (P37171) 8000 East Jefferson Avenue Detroit, MI 48214 Tel: (313) 926-5216

INTERNATIONAL UNION, UNITED AUTOMOBILE, AEROSPACE AND AGRICULTURAL IMPLEMENT WORKERS OF AMERICA

ACKNOWLEDGED AND CONFIRMED:

By:		Date:	, 2009
William T. Payne Stember Feinstein Doyle & Payne, LLC 1705 Allegheny Building 429 Forbes Avenue Pittsburgh, PA 15219 Tel: (412) 338-1445

CLASS COUNSEL

INTERNATIONAL UNION, UNITED AUTOMOBILE, AEROSPACE AND AGRICULTURAL IMPLEMENT WORKERS OF AMERICA

By:	/s/ Daniel W. Sherrick

Name: Daniel W. Sherrick (P37171)

Title: General Counsel International Union, United Automobile, Aerospace and Agricultural Implement Workers of America

8000 East Jefferson Avenue

Detroit, MI 48214

Tel: (313)926-5216

UAW Retiree Settlement Agreement Signature Page

CLASS COUNSEL

By:	/s/ William T. Payne
Name: William T. Payne Stember Feinstein Doyle & Payne, LLC 1705 Allegheny Building 429 Forbes Avenue Pittsburgh, PA 15219 Tel: (412) 338-1445

UAW Retiree Settlement Agreement Signature Page